Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the incorporation by reference in the registration statements (No. 333-147510, 333-179227, and 333-187467) on Form S-8 and (No. 333-181748) on Form S-3 of ZAGG Inc of our report dated March 10, 2015, with respect to the consolidated balance sheets of ZAGG Inc as of December 31, 2014 and 2013, and the related consolidated statement of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of ZAGG Inc.

Our report dated March 10, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that ZAGG Inc did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the ineffective operation of the reconciliation of in-transit inventory and the review thereof has been identified and included in management's assessment.

(signed) KPMG LLP

Salt Lake City, Utah

March 10, 2015